EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE
                   (In thousands, except per share amounts)


                                                                               Year Ended
                                                              --------------------------------------------
                                                              March 1,       February 29,     February 28,
                                                                1997             1996             1995
                                                              --------       ------------     ------------
Primary
-------
Average shares outstanding                                      23,100             20,630           20,630
Net effect of dilutive stock options - based on the
 treasury stock method using average market price                  611                 68               --
                                                               -------            -------          -------
Total                                                           23,711             20,698           20,630
                                                               =======            ========         =======
Net income                                                     $18,813            $ 9,658          $ 8,414
                                                               =======            =======          =======
Per share amount                                               $   .79            $   .47          $   .41
                                                               =======            =======          =======


Fully Diluted
-------------

Average shares outstanding                                      23,100             20,630           20,630
Net effect of dilutive stock  options - based on the
 treasury stock method using the higher of the average
 market price for the period or the market price at the
 end of the period                                                 661                 82               --
                                                               -------            -------          -------
Total                                                           23,761             20,712           20,630
                                                               =======            =======          =======
Net Income                                                     $18,813            $ 9,658          $ 8,414
                                                               =======            =======          =======
Per Share Amount                                               $   .79            $   .47          $   .41
                                                               =======            =======          =======
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NOTE:  Average shares outstanding used for net income per share included in the
Company's financial statements reflect the effect of the stock options granted since their effect is approximately 3% dilutive.  Only fully diluted earnings per share have been disclosed in the Company's financial statements as primary earnings per shares are substantially the same.